EX-99.1 2

Explanation of Responses to Table I, Item 7 and Table II, Item 11

(1)            Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly and solely owns 361,000 shares of common stock and 7,495,717 warrants of the issuer reported on this form.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own the 361,000 shares of common stock and 7,495,717 warrants of the issuer reported on this form.   Kent C. McCarthy is also the manager of Jayhawk Capital Management, LLC, which is the investment manager of Jayhawk China Fund (Cayman), Ltd.  Jayhawk China Fund (Cayman) directly and solely owns 3,020,351 shares of common stock and 203,000 warrants of the issuer reported on this form.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC each indirectly beneficially owns 3,020,351 shares of common stock and 203,000 warrants of the issuer reported on this form.  In the aggregate, Mr. McCarthy indirectly beneficially owns the 3,381,351 shares of common stock and 7,698,717 warrants of the issuer reported on this form.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person's pecuniary interest therein.